SUMMARY FINANCIAL
STATEMENTS
FOR THE YEAR ENDED
March 31, 2005

SECTION 1	SUMMARY FINANCIAL STATEMENTS

STATEMENT OF RESPONSIBILITY
The Summary Financial Statements are prepared under the direction of the Minister of Finance in accordance with the stated accounting policies of the Government reporting entity and include summary statements of financial position, revenue and expense, accumulated deficit, change in net debt, cash flow, notes and schedules integral to the statements. Together, they present fairly, in all material respects, the financial condition of the Government reporting entity at the fiscal year end and the results of its operations for the year then ended in accordance with Canadian generally accepted accounting principles, applied on a basis consistent with that of the preceding year.
The Government is responsible for the integrity and objectivity of the Summary Financial Statements. In the preparation of these statements, estimates are sometimes necessary because a precise determination of certain assets, liabilities, revenues and expenses is dependent on future events. The Government believes such estimates have been based on careful judgements and have been properly reflected in the Summary Financial Statements.
The Government fulfills its accounting and reporting responsibilities, through the Office of the Provincial Comptroller, by maintaining systems of financial management and internal control. The systems are continually enhanced and modified to provide timely and accurate information, to safeguard and control the Government’s assets, and to ensure all transactions are in accordance with the Financial Administration Act.
The Auditor General expresses an independent opinion on these financial statements. His report, stating the scope of his audit and opinion, appears on the following page.
These financial statements are tabled in the Legislature. They are referred to the Standing Committee on Public Accounts, which reports to the Legislature on the results of its examination together with any recommendations it may have with respect to the financial statements and accompanying audit opinion.
On behalf of the Government of the Province of Manitoba.

Ewald Boschmann	Gerry Gaudreau
Deputy Minister of Finance	Provincial Comptroller

August 19, 2005

AUDITOR’S REPORT
On the Summary Financial Statements for the Government Reporting Entity
Province of Manitoba
To the Legislative Assembly of the Province of Manitoba
I have audited the summary statement of financial position of the Province of Manitoba as at March 31,2005 and the summary statements of revenue and expense, accumulated deficit, change in net debt and cash flow for the year then ended. These financial statements are the responsibility of the Government of Manitoba. My responsibility is to express an opinion on these financial statements based on my audit.
I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
In my opinion, these Summary Financial Statements for the Government Reporting Entity present fairly, in all material respects, the financial position of the Province of Manitoba as at March 31, 2005 and the results of its operations and its cash flow for the year then ended, in accordance with Canadian generally accepted accounting principles, applied on a basis consistent with that of the preceding year.

Winnipeg, Manitoba	Jon W. Singleton, CA•CISA
August 19, 2005	Auditor General
Manitoba

SUMMARY FINANCIAL STATEMENTS
SUMMARY STATEMENT OF FINANCIAL POSITION
As at March 31, 2005

		($ millions)
SCHEDULE		2005	2004
	FINANCIAL ASSETS

	Cash and cash equivalents (Note 2)	1,107	706
	Temporary investments (Note 2)	277	207
1	Amounts receivable	896	765
	Inventories	36	38
	Portfolio investments (Note 3)	527	369
2	Loans and advances	626	642
3	Equity in government business enterprises (Note 5)	1,235	949
4	Other long-term investments	4	7

	Total Financial Assets	4,708	3,683

	LIABILITIES

6	Borrowings	18,388	18,206
	Less: Sinking funds (Note 6)	(2,729)	(3,070)
	Less: Debt incurred for and repayable by the Manitoba Hydro-Electric Board and Manitoba Lotteries Corporation	(6,215)	(5,937)

		9,444	9,199
	Less: Unamortized foreign currency fluctuation	(84)	(89)

	Net borrowings	9,360	9,110
7	Accounts payable, accrued charges, provisions and deferrals	2,142	2,020
	Pension liability (Note 12)	3,761	3,571

	Total Liabilities	15,263	14,701

	NET DEBT	(10,555)	(11,018)

	NON-FINANCIAL ASSETS (Note 1D13)
5	Tangible capital assets	3,848	3,684

	ACCUMULATED DEFICIT	(6,707)	(7,334)

Information concerning the Government’s Guarantees, Financial Commitments, Contingencies and Obligations can be found in Notes 7, 8, 9 and 10.

SUMMARY FINANCIAL STATEMENTS
SUMMARY STATEMENT OF REVENUE AND EXPENSE
For the Year Ended March 31, 2005

	($ millions)
	2005	2004
REVENUE
Manitoba Collections:
Retail sales tax	1,125	1,064
Fuel taxes	235	233
Levy for health and education	287	268
Mining tax	—	22
Other taxes	572	480
Fees and other revenue	1,793	1,710
Income taxes:
Corporation income tax	374	289
Individual income tax	1,787	1,720
Federal transfers:
Equalization	1,699	1,414
Canada Health and Social Transfer	1,006	917
Medical Equipment Fund	30	21
Health Reform Fund	55	37
Primary Care Transition Fund	9	7
Shared cost and other	352	320

TOTAL REVENUE	9,324	8,502

EXPENSES
Health	3,559	3,408
Education	2,254	2,168
Family Services and Housing	1,020	961
Community, Economic and Resource Development	1,087	979
Justice and Other Government	754	755
Debt Servicing (Note 16)	767	799

TOTAL EXPENSES (Schedule 11)	9,441	9,070

Net (loss) before net income (loss) from government business enterprises	(117)	(568)

Net income (loss) from government business enterprises (Schedule 3)	716	(11)

SUMMARY NET INCOME (LOSS) (Schedule 9)	599	(579)

SUMMARY FINANCIAL STATEMENTS
SUMMARY STATEMENT OF ACCUMULATED DEFICIT
For the Year Ended March 31, 2005

	($ millions)
	2005	2004
Opening accumulated deficit, as previously reported	(8,762)	(8,158)

Restatements (Note 4)	1,428	1,403

Opening accumulated deficit, as restated	(7,334)	(6,755)

Workers Compensation Board Investment Premium (Note 4)	28	—

Summary net income (loss) for the year	599	(579)

Closing accumulated deficit, as restated	(6,707)	(7,334)

SUMMARY FINANCIAL STATEMENTS
SUMMARY STATEMENT OF CHANGE IN NET DEBT
For the Year Ended March 31, 2005

	($ millions)
	2005	2004
Annual Surplus (Deficit)	599	(579)

Acquisition of Tangible Capital Assets	(418)	(431)
Amortization of Tangible Capital Assets	250	243
Disposal of Tangible Capital Assets	4	4

	(164)	(184)

Workers Compensation Board Investment Premium (Note 4)	28	—

(Increase) Decrease in Net Debt	463	(763)

Net Debt, beginning of year	(11,018)	(10,255)

Net Debt, end of year	(10,555)	(11,018)

SUMMARY FINANCIAL STATEMENTS
SUMMARY STATEMENT OF CASH FLOW
For the Year Ended March 31, 2005

	($ millions)
	2005	2004
Cash and cash equivalents provided by (used in)
Operating activities:
Summary net income (loss) for the year	599	(579)
Changes in non-cash items:
Temporary investments	(70)	21
Amounts receivable	(127)	(12)
Valuation allowance	4	19
Inventories	2	(1)
Portfolio investments	(158)	(133)
Accounts payable, accrued charges, provisions and deferrals	122	5
Pension liability	190	141
Amortization of foreign currency fluctuation	6	3
Amortization of debt discount	8	8
Amortization of investment discounts and premiums	(1)	(2)
Workers Compensation Board Investment premium	28	—
Disposal of tangible capital assets	4	4
Amortization of tangible capital assets	250	246

	857	(280)
Changes in equity in government business enterprises	(286)	420

	571	140

Tangible capital assets
Acquisition of tangible capital assets	(418)	(431)

Investing activities:
Made	(584)	(1,163)
Realized	140	542

	(444)	(621)

Financing activities:
Debt issued	2,675	2,967
Debt redeemed	(2,180)	(2,776)
Changes in sinking funds	197	637

	692	828

Increase (decrease) in cash and cash equivalents	401	(84)
Cash and cash equivalents, beginning of year	706	790

Cash and cash equivalents, end of year	1,107	706

SUMMARY FINANCIAL STATEMENTS
NOTES TO THE SUMMARY FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2005
1.	SIGNIFICANT ACCOUNTING POLICIES
A.	General Basis of Accounting

The Summary Financial Statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP) for senior Governments as recommended by the Canadian Institute of Chartered Accountants (CICA).

B.	The Reporting Entity

Various funds, crown organizations and government business enterprises comprising the Government reporting entity are listed in Schedule 8.

The Operating Fund and Special Funds Special Purpose financial statements report amounts recorded as Government revenue, expense on Government programs, the lending and investment of Government funds, including funds of certain crown organizations and government business enterprises and the borrowing and repayment of debt.

To be considered a part of the Government reporting entity, an organization must be accountable for the administration of its financial affairs and resources to a minister of the Government, or directly to the Legislature, and must be owned and/or controlled by the Government, as determined by legislative provisions or by a majority holding of voting share capital.

All educational institutions receive most of their financial resources from voted appropriations which are recorded as expenses. Some of these institutions are separately incorporated, not owned or controlled by the Government and are required to report separately on their stewardship. Accordingly, they are not consolidated in these financial statements. Those educational institutions that are consolidated in these financial statements are listed in Schedule 8.

C.	Basis of Consolidation

Crown organizations are consolidated after adjusting their accounting policies to a basis consistent with the accounting policies of the Government reporting entity. Inter-entity accounts and transactions are eliminated upon consolidation, except for retail sales tax and the levy for health and education. Where the fiscal year end dates of crown organizations are not the same as that of the Government reporting entity and their transactions significantly affect the financial statements, their financial results are updated to March 31.

Government business enterprises, whose principal activity is carrying on a business, maintain their accounts in accordance with accounting principles which are generally accepted for business enterprises and which are considered appropriate to their individual objectives and circumstances. They derive the majority of their revenue from sources outside the Government reporting entity. They are reported in these Summary Financial Statements using the modified equity method of accounting without adjusting their accounting policies to a basis consistent with that of the Government reporting entity. The financial results of enterprises are not updated to March 31 where their fiscal year end is not the same as that of the Government reporting entity, except when transactions which would significantly affect the Summary Financial Statements occur during the intervening period. Inter-entity accounts and transactions with government business enterprises are not eliminated, nor are normal operating inter-entity transactions disclosed separately. Supplementary financial information describing the financial position and results of operations of these enterprises is presented in Schedule 3.

All health care facilities are included in the Summary Financial Statements. Certain facilities that were previously owned and operated by health corporations have transferred their ownership and operating control to Regional Health Authorities. These devolved facilities are consolidated on the same basis as crown organizations. The assets, liabilities and equity of non-devolved health care facilities are also consolidated on the same basis as crown organizations.

SUMMARY FINANCIAL STATEMENTS
D.	Basis of Specific Accounting Policies

Government of Canada Receipts

Generally, entitlements from the Government of Canada for transfer payments, the transfer having been authorized and any eligibility criteria met, as well as for the Province’s share of individual and corporation income tax pursuant to the Federal-Provincial Tax Collection Agreements are recorded on a cash basis for cash receipts received up to March 31 plus an accrual of prior period adjustments determined before June 30 each year.

Other Revenue

All other revenues are recorded on an accrual basis except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable. Recoveries of the debt servicing expense on self-sustaining debt of government business enterprises are recorded as a reduction of debt servicing costs.

Expenses

All expenses incurred for goods or services received are recorded on an accrual basis. Exceptions to this policy involve the acquisition of inventories acquired for the Government’s use that are reflected as expenses when incurred.

Expenses include provisional amounts recorded in anticipation of costs which are quantifiable and have been identified as obligations. Government transfers are recognized as expenses in the period during which the transaction is authorized and any eligibility criteria are met.

Gross Accounting Concept

Revenues and expenses are recorded in gross amounts with the following exceptions:
1)	The municipal share of individual and corporation income taxes, which is collected through the Government of Canada and remitted by the Province of Manitoba to municipalities in accordance with The Provincial-Municipal Tax Sharing Act, is not recorded as revenue or expense. It is reflected as a reduction in individual and corporation income tax revenues.

2)	Refunds of revenue are treated as reductions of current year revenue.

3)	Decreases in valuation allowances previously provided are treated as reductions to expense.

4)	Recoveries of the debt servicing costs on self-sustaining debt of government business enterprises are recorded as a reduction of debt servicing expense.

Liabilities and Assets

1)	All borrowings are expressed in Canadian dollars and are shown net of sinking funds, unamortized debt issue costs and debt of the Province of Manitoba held as provincial investments. Foreign borrowings are converted at the exchange rate in effect at March 31 adjusted for any forward foreign exchange contract entered for settlement after the fiscal year end. Discounts or premiums, and commissions incurred at the time of the issue of debt are amortized monthly to debt servicing expense over the term of the debt.

2)	The amount of the pension liability is based on actuarial calculations. When actual experience varies from actuarial estimates, the adjustments needed are amortized over the expected average remaining service life of the employee groups.

3)	The amount of the liabilities for severance, Long Term Disability Income Plan liability and workers compensation claims is based upon actuarial calculations. The periodic actuarial valuations of these liabilities may determine that adjustments are needed to the actuarial calculations because actual

SUMMARY FINANCIAL STATEMENTS
experience is different from that expected and/or because of changes in actuarial assumptions used. The resulting actuarial gains or losses are amortized over the expected average remaining service life of the related employee group.

4)	The year end translation adjustments reflecting the foreign currency fluctuation from the value at the issue date are recorded through the unamortized foreign currency fluctuation account and amortized monthly to debt servicing expense over the remaining term of the debt. The unamortized portion of foreign currency fluctuation also reflects the gains or losses on the conversion of foreign currency debt called prior to maturity using the rates in effect at the time of the call and these gains and losses are amortized over the original remaining term of the debt or over the term of the replacement issue, whichever is shorter.

5)	Loans, advances and long-term investments are recorded at cost less valuation allowances. A valuation allowance is provided to reduce the value of the assets to their estimated realizable value or to reflect the impact of significant concessionary terms on outstanding loans. Valuation allowances are made when the collection is considered doubtful or when the value of the investment is impaired. Premiums that may arise from the early repayment of loans or advances are reflected as deferred revenue and are amortized monthly to debt servicing expense over the term of the related debt issue.

6)	Investments denominated in foreign currency are translated to the Canadian dollar equivalent at the exchange rate in effect at March 31, unless the rate of exchange or a forward foreign exchange contract fixing the value has been negotiated, in which case that rate or amount is used. The year end investment translation adjustments reflecting the foreign currency fluctuation between year ends are amortized monthly over the remaining life of the investment and included with debt servicing expense. Expenses and other transaction charges incurred on the purchase of investments during the year are charged to debt servicing expense. Those expenses incurred in foreign currency are translated at the exchange rate in effect on the transaction date.

7)	Premiums paid on interest rate options are amortized monthly starting from the date the income is received over the period of the applicable agreement. If the option is exercised, the premium is amortized over the period from the date of receipt to the maturity date of the agreement. If the option is not exercised, any unamortized premium will be immediately taken into revenue.

8)	Inventories held for resale are recorded at the lower of cost and net realizable value.

9)	The cost of tangible capital assets purchased includes the purchase price as well as costs such as installation costs, design and engineering fees, survey and site preparation costs and other costs incurred to put the asset in service. The cost of tangible capital assets constructed by the Province include all direct construction costs such as materials, labour, design, installation, engineering, architectural fees, and survey and site preparation costs, as well as overhead costs directly attributable to the construction activity such as licenses, inspection fees, indirect labour costs, and amortization expense of any equipment which was used in the construction project. Any carrying cost associated with the development and construction of tangible capital assets is included for projects whose cost exceeds $20 million.

A tangible capital asset received as a donation is recorded at its fair market value with the same amount being shown as a deferred contribution which is amortized to revenue on the same basis as the asset is amortized. Where the acquisition cost of a tangible capital asset is shared with other jurisdictions under a shared cost agreement, such contributions are deducted from the cost of the related asset with any amortization calculated on the net amount. Certain assets which have historical or cultural value including works of art, historical documents as well as historical and cultural artifacts are not recognized as tangible capital assets because a reasonable estimate of the future benefits associated with such property cannot be made. Intangible assets and items inherited by right of the Crown, such as Crown lands, forests, water and other mineral resources are not recognized in Government financial statements.

10)	Tangible capital assets are amortized on a straight-line basis over their estimated useful lives as follows:

SUMMARY FINANCIAL STATEMENTS

General Tangible Assets:

Land	Indefinite
Buildings and Leasehold Improvements
Buildings	25 to 40 years
Leasehold improvements	Life of lease
Vehicles and Equipment
Vehicles	5 years
Aircraft and vessels	5 to 24 years
Machinery, equipment and furniture	10 years
Maintenance and road construction equipment	15 years
Computer hardware and software	4 to 15 years

Infrastructure Assets

Land	Indefinite
Land Improvements	30 years
Transportation
Bridges and Structures	40 years
Provincial Highways, Roads and Airstrips	20 to 40 years
Dams and Water Management Structures	40 years
One-half of the annual amortization is charged in the year of acquisition and in the year of disposal. Assets under construction are not amortized until the asset is available to be put into service.

11)	During the 2000/01 fiscal year, the Federal Government created a Health Equipment and Infrastructure Fund for investment in new medical equipment. The Province’s share of this fund was $37 million. Funding from the Health Equipment and Infrastructure Fund has been treated as deferred revenue and will be brought into revenue based on actual purchases of equipment according to a defined schedule.

During the 2002/03 fiscal year, the Federal Government created a Diagnostic and Medical Equipment Fund for investment in new medical equipment. The Province’s share of this fund was $54 million. Funding from the Diagnostic and Medical Equipment Fund has been treated as deferred revenue and will be brought into revenue based on actual purchase of equipment according to a defined schedule.

12)	Guarantees of the Government are made through specific agreements or legislation to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Provision for losses on guarantees are recorded when it is likely that a loss will occur. The amount of the loss provision represents the Government’s best estimate of future payments less recoveries.

13)	In the public sector, recognition and measurement of tangible capital and other non-financial assets are based on their service potential. Generally, such assets do not generate future net cash inflows. Therefore, these assets will not provide resources to discharge the liabilities of the Government. For non-financial assets, the future economic benefit consists of their capacity to render service to fulfill the Government’s objectives.
E.	Use of Estimates

In the preparation of these financial statements, estimates are sometimes necessary because a precise determination of certain assets, liabilities, revenues and expenses is dependent on future events. These estimates have been based on management’s best judgements applied to available information.
2.	CASH AND TEMPORARY INVESTMENTS

Cash equivalents included in cash are recorded at cost. Market values approximate cost. Investment revenue

SUMMARY FINANCIAL STATEMENTS
earned during the year was $35 million (2004 — $18 million).
Temporary investments are recorded at the lower of cost and market value. As at March 31, 2005, the cost of temporary investments was $277 million (2004 — $207 million) with a market value of $277 million (2004 — $207 million). Investment revenue earned on the temporary investments funds during the year was $12 million (2004 -$10 million).
3.	PORTFOLIO INVESTMENTS

Portfolio investments are recorded at the lower of cost and net realizable value. As at March 31, 2005, the carrying value of portfolio investments was $527 million (2004 — $369 million). Portfolio investments earned $58 million during the year (2004 — $40 million).

Portfolio investments include amounts invested with the Civil Service Superannuation Fund and the Teachers’ Retirement Allowances Fund. These investments represent funds set aside for the future retirement of the pension liability. These investments earn the respective Fund’s annual rate of return and reflect both the realized gains (losses) on sale of investments and unrealized market gain (loss) for the year. Investment income earned for the year was $30 million (2004 — $38 million). The fair value of these investments as at March 31, 2005 was $382 million (2004 — $267 million). These Funds are balanced funds and the investments consist primarily of cash equivalents, equities, bonds, mortgages and real estate.

4.	ADJUSTMENTS TO ACCUMULATED DEFICIT

In the March 31, 2005 fiscal year, restatements to the March 31, 2004 accumulated deficit and loss for the year were made to apply changes in accounting policies and due to correction of errors.

Adjustments were made to the opening accumulated deficit for the March 31, 2004 fiscal year to recognize the impact of changing accounting policies. These adjustments were made to recognize infrastructure tangible capital assets, such as provincial highways, bridges and land acquired for public use ($1,171 million decrease); to recognize the liability associated with the Province of Manitoba Long Term Disability Income Plan in accordance with changes to public sector accounting standards for post employment benefits ($26 million increase); and to fully consolidate the non-devolved health care facilities on a basis consistent with other Government reporting entities ($260 million decrease).

Adjustments were made to the opening accumulated deficit for the March 31, 2004 fiscal year to apply changes due to correction of errors. These adjustments were made: to recognize the liability associated with long term workers compensation claims ($6 million increase); to recognize the Crop Reinsurance Fund of Manitoba ($22 million decrease); and to recognize accrued interest payable on school and hospital debentures ($18 million increase).

The net effect of these adjustments is a $1,403 million decrease to March 31, 2004 opening accumulated deficit.

In the March 31, 2005 fiscal year further adjustments were made to the March 31, 2004 accumulated deficit. These adjustments were made: to recognize infrastructure tangible capital assets ($15 million decrease); to recognize the liability associated with the Province of Manitoba Long Term Disability Income Plan ($1 million increase); to recognize the consolidation of the non-devolved health care facilities ($2 million decrease); to recognize the liability associated with long term workers compensation claims ($1 million increase); and to recognize a loan provision for a loan loss related to advances to Manitoba Agriculture Credit Corporation ($10 million decrease). The net effect of these changes is a $25 million decrease to the March 31, 2004 summary net loss.

In the March 31, 2005 fiscal year the Workers Compensation Board elected to change its accounting policies on the recognition of gains and losses in accordance with changes to accounting standards on the recognition of these gains and losses. As a result of this change the accumulated deficit for March 31, 2005 decreased by $28 million.

SUMMARY FINANCIAL STATEMENTS
5.	EQUITY IN GOVERNMENT BUSINESS ENTERPRISES

The category definitions are as follows:

Utility:
An enterprise which provides public utility services for a fee.
Insurance:
An enterprise which provides insurance coverage services to the public for a fee.
Finance:
Enterprises which provide regulatory control and are revenue generating, or enterprises which use economy of scale to deliver goods and services to non-government clients.
Resource Development:
Enterprises charged with the development of various industries and/or the delivery of various goods and services which will assist the provincial economy.
Included in the equity in government business enterprises are equities which are restricted for use by provincial legislation and thereby not available to discharge Government liabilities or to finance other Government programs.
Equity in government business enterprises is comprised of:

	($ millions)
	2005	2004
Restricted Equity in Government Business Enterprises:

Manitoba Hydro-Electric Board	870	734
Manitoba Public Insurance Corporation	223	144
Workers Compensation Board	131	56

	1,224	934

Unrestricted Equity in Government Business Enterprises:

Leaf Rapids Town Properties Ltd	—	1
Manitoba Hazardous Waste Management Corporation	—	1
Manitoba Lotteries Corporation	5	5
Manitoba Product Stewardship Corporation	2	4
Manitoba Public Insurance Corporation	4	4

	11	15

Equity in Government Business Enterprises	1,235	949

6.	SINKING FUNDS

Sinking funds are recorded at the lower of cost and market value. As at March 31, 2005, sinking funds had a cost of $2,729 million (2004 — $3,070 million) and a market value of $2,828 million (2004 — $3,307 million). Investment revenue earned on the sinking funds during the year was $219 million (2004 — $231 million).

Section 60 of The Financial Administration Act authorizes the Minister of Finance to provide for the creation and management of sinking funds for the orderly retirement of debt. The Minister of Finance may authorize, by directive, the amount, if any, to be allocated to the Province’s sinking fund. The Province’s sinking fund currently provides for the repurchase of foreign debt and the pre-funding of maturing debt issues. In addition, the Province’s sinking fund is invested principally in securities issued or guaranteed by Canadian provinces.

As provided by The Manitoba Hydro Act, the Manitoba Hydro-Electric Board (Hydro) is required to provide, prior to its fiscal year end in each year, amounts for sinking funds which are not less than the sum of i.) 1% of the principal amount of Hydro’s outstanding debt on the preceding March 31 and, ii.) 4% of the balance of cash and book value

SUMMARY FINANCIAL STATEMENTS
of securities in the sinking fund at such date. Sinking funds are invested in Government bonds and the bonds of highly rated corporations and financial institutions. Interest earned on money and securities in the sinking fund is paid to Hydro.
The sinking funds are allocated as follows:

	($ millions)
	2005	2004
Province of Manitoba	2,148	2,340
Manitoba Hydro-Electric Board	579	728
University of Manitoba	2	2

Total sinking funds	2,729	3,070

Sinking funds are invested as follows:

	($ millions)
	2005	2004
Cash and temporary investments	268	460
Portfolio investments	2,461	2,610

	2,729	3,070

7.	GUARANTEES

The Government reporting entity has guaranteed the repayment of debt, promissory notes, bank loans, lines of credit, mortgages and other securities. The outstanding guarantees are as follows:

	Authorized	($ millions)
	Limit	2005	2004
Canada Mortgage and Housing Corporate Mortgages	1	—	1
Manitoba Business Start Program	5	1	1
Manitoba Agriculture Credit Corporation (Note a)		56	52
Manitoba Housing & Renewal Corporation (Note b)		7	6
Rural Entrepreneur Assistance Program (Note c)	15	4	4
Manitoba Student Financial Assistance Program (Note d)	20	8	12
Rural Municipality of Richot	1	1	1
Winnipeg Symphony Orchestra Inc.	—	—	1

		77	78
Manitoba Grow Bonds		6	8

Total guarantees outstanding		83	86

The provisions for losses on guaranteed loans are determined by a review of individual guarantees. The provision represents the best estimate of probable claims against the guarantee. Where circumstances indicate the likelihood of claims arising, provisions are established for those loan guarantees. Provision for future losses on guarantees in the amount of $18 million (2004 — $20 million) has been recorded in the accounts. Debt guaranteed by the Province is guaranteed as to principal and interest until the debt is matured or redeemed.
Note a – The Manitoba Agriculture Credit Corporation has guaranteed loans under the following programs:
Guaranteed Operating Loan Program – guarantees each participating lending institution 12 1/2% of the respective value of loans made under this program.
Manitoba Cattle Feeder Associations Loans Guarantees – for each association guarantee 25% of the loan to a maximum guarantee of $1 million.
Diversification Loan Guarantee Program – guarantees 25% of loans made by participating lenders, for the diversification or farm value-added activities, to a maximum individual guaranteed loan allowable of $3 million.
Enhanced Diversification Loan Guarantee Program – eliminated lender pooling of guarantees and the maximum of $3 million for qualifying loans.

SUMMARY FINANCIAL STATEMENTS
Note b – The Manitoba Housing and Renewal Corporation has guaranteed the repayment of mortgages and has issued letters of credit which guarantee the terms and conditions of land development agreements and construction contracts.
Note c – The Province provides guarantees on new and expanding small or home business loans, with a five year term.
Note d – The Government guarantees three types of student loans issued in the past ten years:
i.	Guaranteed loans: issued by the Canadian Imperial Bank of Commerce (CIBC) from April 1, 1993 to December 31, 1994. These loans are fully guaranteed should the loan be deemed to be in default.

ii.	Limited risk loans: issued by the CIBC from January 2, 1995 to December 31, 1997 and issued by the Royal Bank from June 2, 1997 to July 31, 2000. The Government only guarantees those loans in default that have been issued to credit abusers, insolvent creditors and minors.

iii.	Non-risk loans: issued by the Royal Bank from August 1, 2000 to July 31, 2001. The Government has agreed to guarantee and purchase any loan deemed to be in default.
8.	FINANCIAL COMMITMENTS
A.	Funding Commitments

The Government reporting entity has approved long-term financial arrangements. The Government reporting entity has also made future commitments under long-term contracts that cover the rental of tangible capital assets. These financial commitments as at March 31 are as follows:
Future commitments:

	Government		($ millions)
	Business		Total
	Enterprises	Other	2005	2004
Tangible capital assets, infrastructure and capital grants	131	151	282	355
Rental of tangible capital assets	57	165	222	211
Approved mortgages	—	7	7	11

	188	323	511	577

The Government reporting entity has commitments which are not capital in nature, related primarily to future loans and grants and the maintenance of desktop equipment totalling $77 million (2004 — $86 million).
The Manitoba Hydro-Electric Board made a commitment to commence construction of an office building in downtown Winnipeg on or before September 3, 2007.
The Province has undertaken to expand the Red River Floodway. Through the Manitoba Floodway Authority (formerly, the Manitoba Floodway Expansion Authority Inc.), the Province is a party to a funding agreement with the Government of Canada for a $240 million (2004 — $240 million) expansion project and has committed to provide $120 million (2004 — $120 million) towards the $240 million (2004 — $240 million) expansion project.
B.	Capital Commitments

The Government has made commitments against future appropriations that cover the purchase or development of tangible capital assets. Funding is provided annually from appropriations of the Capital Budget. These commitments as at March 31 are as follows:

SUMMARY FINANCIAL STATEMENTS

	($ millions)
	2005	2004
Buildings	2	—
Transportation	14	—
Dams and Water Management Structures	2	—
Computer Hardware and Software	—	1
Construction and Maintenance Equipment	—	3
Equipment	1	2

	19	6

9.	CONTINGENCIES

The Government has been named in various legal actions, including treaty land entitlements. No provision has been made at March 31, 2005 in the accounts where the final results are uncertain.
A.	Disaster Financial Assistance

A provision has been made at March 31, 2005 for all flood claims and other disaster financial assistance. The final amount of the Government’s share of these costs under shared cost agreements is uncertain at the date these financial statements were issued.

B.	Northern Development Projects

The Province is contingently liable for legal claims associated with past Manitoba Hydro-Electric Board (Hydro) related northern development projects. The outcome of these claims is not determinable at this time.

Hydro is party to an agreement dated December 16, 1977, with Canada, the Province of Manitoba and the Northern Flood Committee Inc., representing the five First Nations in the communities of Cross Lake, Nelson House, Norway House, Split Lake and York Landing. This agreement, in part, provides for compensation and remedial measures necessary to ameliorate the impacts of the Churchill River diversion and the Lake Winnipeg Regulation projects. Comprehensive settlements have been reached with all communities except Cross Lake.

In recognition of all anticipated payments, Hydro has recorded a total liability of $104 million (2004 — $121 million). Reassessments of these liabilities will be made as settlements are achieved. There are other mitigation issues, the outcomes of which are not determinable at this time.
10.	TREATY LAND ENTITLEMENT OBLIGATIONS

To meet Manitoba’s obligation under treaty land entitlement (TLE) agreements, approximately 39,406 acres of provincial Crown land will be transferred to the Government of Canada (Canada) for First Nations, as follows;

God’s Lake First Nation	7,514
Norway House Cree Nation	18,796
Nisichawayasihk Cree Nation	8,304
Sapotaweyak Cree Nation	4,566
Buffalo Point First Nation	266
This will help strengthen their economic development. Manitoba continues to work with Canada and First Nations on a number of initiatives leading to greater self-government in areas such as land and child and family services delivery.

SUMMARY FINANCIAL STATEMENTS
Manitoba’s obligations under the Treaty Land Entitlement Framework Agreement requires the setting aside of 985,949 acres of Crown land. To date 837,764 acres have been selected by the Entitlement First Nations. The Crown lands will be transferred according to the Natural Resources Transfer Agreement, including mines and minerals and other interests normally reserved for the Province under the Crown Land Act or any other statute.
11.	ENVIRONMENTAL ISSUES

The Public Sector Accounting Board of the Canadian Institute of Chartered Accountants introduced changes to public sector accounting standards, effective for the 2006 fiscal year, regarding the recognition and measurement of liabilities and contingent liabilities, including environmental liabilities. Because of its role, Government will, in all probability, assume costs where those responsible cannot or will not accept liability for their actions. The Province is in the process of cataloguing suspected contaminated mine and petroleum sites. This catalogue will include a determination of the liable party, an assessment of the nature and level of contamination, the need for clean-up versus containment, and a quantification of the estimated cost for clean-up. That process will be completed over the 2006 fiscal year and the Government will determine the appropriate accounting treatment for the recognition of any resulting liabilities. In addition, the Manitoba Hydro-Electric Board will incur future costs associated with the assessment and remediation of contaminated lands and for the phase-out and destruction of polychlorinated biphenyl contaminated mineral oil from electrical equipment.

12.	PENSION PLANS

The Government of the Province of Manitoba supports eight separate pension plans. These include the Civil Service Plan (CSP), the Teachers’ Plan (TP), the Members of the Legislative Assembly Plan (MLAP), the University of Manitoba Pension Plan, the Healthcare Employees Pension Plan (HEPP), the Brandon University Retirement Plan, the Judges’ Supplemental Pension Plan, and the Winnipeg Child and Family Services Employee Benefits Retirement Plan (WCFSP). HEPP offers retirement benefits to employees of health care facilities. The pension plans for the universities of Manitoba and Brandon and HEPP are fully funded. There is no unfunded liability reported by the actuaries of the university pension plans and HEPP.

The Government is required, under the amended provisions of The Balanced Budget, Debt Repayment and Taxpayer Accountability Act, to set aside funds beginning in 2000/01, to address the Government’s unfunded pension liability. The minimum annual contribution must be sufficient to equal the contributions made by employees and teachers hired on or after April 1, 2000. While the minimum contribution for the year ended March 31, 2005 was $17 million (2004 — $17 million), the Government set aside $79 million (2004 — $75 million) in the Pension Assets Fund. These funds are separately invested and maintained in trust accounts with Civil Service Superannuation Fund (CSSF) and Teachers’ Retirement Allowances Fund (TRAF) for the Government and are increased by the rate of return of the funds. Portfolio investments held in the CSSF and in the TRAF for the Government, from funds that it set aside for the future retirement of its pension liability amount to $382 million at March 31, 2005 (2004 — $267 million).

The actuarial valuations were based on a number of assumptions about future events, such as interest rates, wage and salary increases, inflation rates and rates of employee turnover, disability and mortality. Information about the economic assumptions used in the most recent actuarial valuations is provided below. Demographic assumptions used in the valuations reflect the experience of the plans.

		Real Rate	Inflation	Investment Rate
Plan	Latest Valuation	of Return	Rate	of Return
Civil Service	December 31, 2004	4.0%	2.50%	6.50%
Teachers’	January 1, 2004	4.25%	2.50%	6.75%
MLA	March 31, 2003	4.0%	2.75%	6.75%
University of Manitoba	December 31, 2003	4.0%	2.50%	6.50%
Brandon University	December 31, 2003	3.5%	2.50%	6.00%
HEPP	December 31, 2003	3.5%	3.00%	6.50%
Judges’ Supplemental	March 31, 2003	3.25%	2.75%	6.00%

SUMMARY FINANCIAL STATEMENTS
The WCFSP was established effective December 29, 2003 and the actuarial valuation of this plan has not yet been completed. During the year, no amendments were made to any of the plans.
The components of the unfunded pension liability and expense are as follows:

	($ millions)
	Pension	Pension
	Expense	Liability
	2005	2005	2004
Civil Service Plan
Pension Liability	144	1,606	1,497
Unamortized Net Actuarial Gains		19	48

Teachers’ Plan
Pension Liability	215	2,168	2,066
Unamortized Actuarial Losses		(90)	(95)

Members of the Legislative Assembly
Pension Liability	2	29	28
Unamortized Actuarial Gains		4	4

Judges’ Supplemental Pension Plan	3	23	21

Other Plans	18	2	2

	382	3,761	3,571

The pension liabilities of government business enterprises are disclosed in Schedule 3.
A.	Civil Service Plan

The Civil Service Superannuation Act (CSSA) established a defined benefit plan to provide benefits to employees of the Manitoba Civil Service and to participating agencies of the Government through the Civil Service Superannuation Fund (CSSF).

As at March 31, 2005, the CSP had approximately 41,800 (2004 — 39,800) participants including active members, retired employees and former employees with entitlements.

Certain amendments to the CSSA were made in 1992 which required that the CSSF establish and fund a separate account in an amount sufficient to cover the Government’s share of pension costs attributable to the 1992 amendments to the CSSA. The CSSF account maintained on behalf of the Government at March 31, 2005 was $38 million (2004 — $34 million).

Effective December 15, 2000, the CSP was amended to include improved benefits. The cost of the plan amendments is fully funded from actuarially determined employee surpluses with no additional cost to the employer. The following describes the current terms of the CSP, with the previous terms indicated within brackets.

The lifetime pension calculation equals 2% of a member’s best five years average yearly pensionable earnings multiplied by pensionable service, minus 0.4% (previously 0.6%) of the average Canada Pension Plan (CPP) earnings for the same period multiplied by pensionable service since January 1, 1966. The CSSA requires that employees contribute 6.0% (previously 5.1%) on pensionable earnings up to the CPP maximum earnings, and 7.0% of pensionable earnings above the maximum. 89.8% of contributions are used to fund basic benefits and 10.2% of contributions are allocated for indexing benefits. Contributions continue until the employee’s retirement or other termination from service. Employee contributions for the year ended March 31, 2005 amounted to $72 million (2004 — $68 million).

SUMMARY FINANCIAL STATEMENTS
Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in CSSF can finance one-half of cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the consumer price index for Canada.
The Government does not make contributions to the CSSF during employees’ service. By legislation, however, it is required to pay 50% of the pension disbursements made from the CSSF. For the year ended March 31, 2005, payments of $90 million (2004 — $85 million) were made to the CSSF.
An actuarial report was completed for CSSF as of December 31, 2004, which determined the Government’s pension liability on an indexed basis. The report provides a formula to update the liability on an annual basis. The Government’s net liability for accounting purposes has been calculated to be $1,625 million as at March 31, 2005 (2004 — $1,545 million), which includes net unamortized actuarial gains of $19 million (2004 — $48 million). The December 31, 2004 report disclosed an actuarial loss of $22 million which will be amortized over the 15 year expected average remaining service life of the employee groups. This actuarial loss has been combined with the actuarial loss from the December 31, 2001 actuarial report and the actuarial gain from the December 31, 1998 actuarial report. The 2005 combined amortization was a $7 million decrease to expenses (2004 — $7 million).
B.	Teachers’ Plan

The Teachers’ Pensions Act (TPA) established a defined benefit plan to provide pension benefits to teachers who have taught in public schools in Manitoba.

As at March 31, 2005, the Teachers’ Retirement Allowances Fund (TRAF) had approximately 31,800 (2004 — 30,900) participants including active members, retired teachers and former teachers with entitlements.

The lifetime pension calculation is based upon the lesser of A or B:
A)	The years of service prior to July 1, 1980, multiplied by 2% and the average salary of the best 7 of the final 12 years of service and years of service after July 1, 1980, multiplied by 2% and the average salary of the best 5 of the final 12 years of service;

less

The years of service from January 1, 1966, to July 1, 1980, multiplied by .6% and the average annual salary up to the yearly maximum pensionable earnings for the same period and years of service after July 1, 1980, multiplied by .6% and the annual salary up to the yearly maximum pensionable earnings for the same period.

B)	70% of the weighted average annual salary of the member in the 7 and 5 year periods used above.
The TPA requires that teachers contribute 5.7% on pensionable earnings up to the CPP maximum earnings, and 7.3% on pensionable earnings above the maximum. 83.5% of contributions are used to fund basic benefits and 16.5% of contributions are allocated for indexing benefits. Contributions continue until the teacher’s retirement or other termination from service. Teacher contributions for the year ended March 31, 2005, amounted to $52 million (2004 — $51 million).
Indexing benefits are not guaranteed and are paid only to the extent that one half of the pension adjustment does not result in an unfunded pension liability in TRAF.
The Government does not make contributions to TRAF during teachers’ service. By legislation, however, it is required to pay 50% of the pension disbursements and other disbursements made by TRAF as provided for in the TPA. For the year ended March 31, 2005, payments of $108 million (2004 — $102 million) were made to TRAF.
An actuarial report was completed for TRAF as of January 1, 2004, which determined the Government’s pension liability on an indexed basis. The report provides a formula to update the liability on an annual basis. For the year ended March 31, 2005, the actuary provided a calculation of the Government’s liability

SUMMARY FINANCIAL STATEMENTS
on an indexed basis. The Government’s net liability for accounting purposes has been calculated to be $2,078 million as at March 31, 2005 (2004 — $1,971 million), which includes unamortized actuarial losses of $90 million (2004 — $95 million). The actuary’s calculation disclosed an actuarial loss of $4 million which will be amortized over the 12.5 year expected average remaining service life of the employee groups, commencing in the 2005/06 fiscal year. This actuarial loss has been combined with the actuarial loss from the January 1, 2001 actuarial report and actuarial loss from the 2004 funding valuation. The 2005 amortization expense was $8 million (2004 — $4 million).
C.	Members of the Legislative Assembly Plan

The pension plan for Members of the Legislative Assembly (MLAs) is established and governed by The Legislative Assembly Act (LAA). For MLAs elected prior to the dissolution of the Assembly of the 35th Legislature, the LAA provides for defined pension benefits based on years of service to April, 1995. For those elected after the 35th Legislature in April 1995, the LAA provides for matching contributions. As at March 31, 2005, there are 116 (2004 — 116) plan members who are entitled to receive future pension benefits in accordance with the LAA.

The calculation for defined pension benefits is equal to 3% of the average annual indemnities for the last five years served as a member or all the years served if less than five, multiplied by the number of years of pensionable service up to April 1995. These entitlements are fully indexed to cost of living increases.

An actuarial report was completed for the MLA plan as of March 31, 2003, which determined the Government’s pension liability on an indexed basis. The report provides a formula to update the liability on an annual basis. The Government’s net liability for accounting purposes has been calculated to be $33 million as at March 31, 2005 (2004 — $32 million), which includes unamortized actuarial gains of $4 million (2004 — $4 million). The March 31, 2003 report disclosed an actuarial gain of $2 million which will be amortized over the 10 year expected average remaining service life of the MLAs. This actuarial gain has been combined with the actuarial gain from the March 31, 2000 actuarial report. The 2005 combined amortization was a $0.6 million decrease to expenses (2004 — $0.6 million).

Under the matching contributions provisions, MLAs may contribute up to 7% of their remuneration toward a Registered Retirement Savings Plan (RRSP) of their choice. The Government matches the member’s contributions on a current basis, consequently, there is no liability for past service benefits under this component of the plan. In the event that a member withdraws money from the RRSP while an active member of the Legislative Assembly, the Government’s contribution would be refundable.

D.	University of Manitoba

The University of Manitoba administers the University of Manitoba Pension Plan (1970), The University of Manitoba GFT Pension Plan (1986) and The University of Manitoba Pension Plan (1993). These are trusteed pension plans. The Trustees are responsible for the custody of the plans’ assets and issuance of annual financial statements, which do not form part of the Province’s Summary Financial Statements.

The University of Manitoba Pension Plan (1970) and University of Manitoba Pension Plan (1993) are both money purchase plans with a defined benefit minimum. The funding for the plans requires a matching contribution from the University and the employees. The surplus from the plans, and the matching contribution, is adequate to fund the plans and the current level of funding satisfies the requirements of The Manitoba Pensions Benefit Act. The plans are not indexed.

As at December 31, 2004, the University of Manitoba Pension Plans had 5,215 active members (2003 — 5,119), and 953 pensioners (2003 — 846). The plans do not offer deferred pension elections.

The actuarial present value of accrued pension benefits has been determined using the projected unit credit actuarial cost method and assumptions developed by reference to expected long-term market conditions. An actuarial valuation effective December 31, 2003 was completed in 2004 by Eckler Partners Ltd., a firm of consulting actuaries. The results of this valuation have been extrapolated by Eckler Partners Ltd. to December 31, 2004. As at December 31, 2004, the University of Manitoba Pension Plan (1970) and The University of Manitoba Pension Plan (1993) were in an actuarial surplus of $1 million (2003 — $1 million) and $8 million (2003 — $10 million), respectively. The University of Manitoba cannot access this surplus and, as a

SUMMARY FINANCIAL STATEMENTS
result, no asset has been recorded in the Province’s Summary Financial Statements.
The University of Manitoba recognized expenses equal to its contributions of $13 million (2003 — $12 million) for the 1970 Plan and for the 1993 Plan for the fiscal year ended March 31, 2005. Employee contributions equalled the employer contributions.
The next full actuarial valuation of the plans will be as at December 31, 2005 and will be completed in 2006.
The University of Manitoba GFT Pension Plan (1986) is a defined contribution pension plan; therefore there is no requirement for an actuarial valuation of this plan. The University’s contributions to this plan were $1 million in 2005 (2004 — $1 million).
E.	Brandon University

The Brandon University administers the Brandon University Retirement Plan, which is a trusteed pension plan. The Trustees are responsible for the custody of the Plan’s assets and issuance of annual financial statements, which do not form part of the Province’s Summary Financial Statements.

The Brandon University Retirement Plan is a final average contributory defined benefit pension plan established April 1, 1974 for the benefit of the employees of Brandon University. The funding for the plan requires a matching contribution from the University and the employees. The surplus from the plan and the matching contribution is adequate to fund the plan and the current level of funding satisfies the requirements of The Manitoba Pensions Benefit Act.

As at December 31, 2004, the Brandon University Retirement Plan had 469 active members (2003 — 458), 189 pensioners (2003 — 183), and 40 deferred pensioners (2003 — 38).

The actuarial present value of accrued pension benefits has been determined using the accrued benefit method prorated on service and using assumptions recommended by the actuary and approved by the Trustees. An actuarial valuation was completed as at December 31, 2003 by Eckler Partners Ltd., a firm of consulting actuaries. As at December 31, 2004, the Brandon University Retirement Plan had no actuarial surplus (2003 — surplus $3 million). The Brandon University cannot access this surplus and as a result, no asset has been recorded in the Province’s Summary Financial Statements.

The Brandon University recognized expenses equal to its contributions of $1 million (2004 — $1 million). Employee contributions equalled the employer contributions.

The next full actuarial valuation of the plan will be as at December 31, 2006 and will be completed in 2007.

F.	Healthcare Employees Pension Plan — Manitoba

The Healthcare Employees Pension Plan — Manitoba (HEPP) was established in 1997 to meet the retirement needs of Manitoba’s healthcare employees and their beneficiaries. Benefits accrued from January 1, 1997 are administered in accordance with the HEPP Plan Text and governing agreements. Benefits accrued up to and including December 31, 1996 are administered in accordance with previous plans. HEPP is governed by an independent, 12 member Board of Trustees representing both union and employer participants. The Trustees are responsible for the custody of the plan’s assets and issuance of annual financial statements, which do not form part of the Province’s Summary Financial Statements.

HEPP is a defined benefit pension plan. The lifetime pension calculation is based on an amount equal to:
▪	1.5% of a member’s highest average earnings up to the Canada Pension Plan Yearly Maximum Pensionable Earnings (YMPE), and,

▪	2.0% of a member’s highest average earnings over the YMPE,

▪	multiplied by a member’s years of contributory service. The highest average earnings are determined by averaging the best five years of annualized pensionable earnings in the past eleven years prior to termination, retirement or death.
Ad hoc cost of living adjustments (COLAs) to pension benefits are reviewed every year. Members who retired on or before July 1, 2000, disabled members, and deferred vested members received a 2.34% ad

SUMMARY FINANCIAL STATEMENTS
hoc COLA effective January 1, 2002. COLAs were not granted for year ended December 31, 2004. As at December 31, 2004, HEPP had 35,635 active and disabled members (2003 — 34,865), 6,221 deferred vested members (2003 — 4,822), and 9,505 retired members (2003 — 8,971). There are currently 180 participating employers (2003 — 185).
The Plan Text requires that an annual actuarial valuation be performed on both a going concern basis and a solvency basis by an independent actuary. Towers Perrin, a firm of consulting actuaries, prepared the most recent actuarial valuation as at December 31, 2003, using the projected unit credit actuarial cost method. As at December 31, 2003, HEPP had a going concern actuarial surplus of $5 million (2003 — $11 million). The employers cannot access this surplus and, as a result no asset has been recorded in the Province’s Summary Financial Statements.
G.	Judges’ Supplemental Pension Plan

The supplemental pension benefit for judges was determined to be the difference between the total pension benefits for judges, including the amendments introduced by Judicial Compensation Committees, and the formula pension available under the Civil Service Superannuation Act (CSSA) as described above in note 12A.

The present supplemental pension benefit for judges was effective July 1, 1992. It was based upon the first Judicial Compensation Committee report of June 7, 1991. Since that time, four successive Judicial Compensation Committees have been duly appointed and amendments have been implemented to the supplemental benefits available under the Judges’ Supplemental Pension Plan.

The current supplemental pension, including amendments introduced by the most recent Judicial Compensation Committee, is summarized as follows:
▪	The supplemental pension plus the pension provided under the CSSA results in an accrual rate of 3.00% for each year of service as a judge,

▪	A cap of 70% of earnings on the combined judge’s supplemental pension and Civil Service Superannuation Pension,

▪	The overall limit that the judge’s supplemental service not exceed 23.5 years.
As at March 31, 2005, there are 61 (2004 — 61) plan members who are entitled to receive future pension benefits in accordance with the plan.
An actuarial report was completed for the Judges’ Supplemental Pension Plan as at March 31, 2003, which determined the Government’s pension liability on an indexed basis. The report provides a formula to update the liability on an annual basis. The Government’s liability for accounting purposes has been calculated to be $23 million as at March 31, 2005 (2004 — $21 million).
H.	Winnipeg Child and Family Services Employee Benefits Retirement Plan

The Winnipeg Child and Family Services Employee Benefits Retirement Plan (the WCFSP) was established effective December 29, 2003. The WCFSP applies to employees of the former Winnipeg Child and Family Services who transferred to the Department of Family Services and Housing and the terms apply to those who retire or terminate employment on or after December 29, 2003. These employees were previously members of the United Way Agencies’ Employee Benefits Retirement Plan (UWARP). Under a Special Pension Transfer Agreement, the services and benefits earned by those employees were transferred from UWARP to the WCFSP.

At March 31, 2005, the WCFSP had 567 active members (2004 — 562), 133 pensioners (2004 — 129) and 56 deferred pensioners (2004 — 69).

The lifetime pension calculation equals 2% of the member’s highest average pensionable earnings in any three non-overlapping periods of 12 consecutive months, less 0.6% of the average CPP earnings for the same period multiplied by years of pensionable service.

Members are required to contribute 4.5% of pensionable earnings up to the CPP maximum and 6% on pensionable earnings over the maximum.

SUMMARY FINANCIAL STATEMENTS
The employer is required to make monthly contributions actuarially determined to provide for the normal cost of the benefits accruing to members and to provide for the proper amortization of any unfunded liability or solvency deficiency. Currently that contribution has been established at an amount equal to employee contributions. In addition, the Government will be required to make a one-time payment to cover an estimated solvency deficiency of $1.9 million. This amount has been accrued in these statements. With this one-time payment, the plan is expected to be fully funded as at March 31, 2005.
The WCFSP will reflect the pension benefits earned by its members for service until June 27, 2004. No further pensionable service entitlements will accrue in the WCFSP after June 27, 2004. Subsequent to June 27, 2004, the active members of the WCFSP will become members of the Civil Service Plan (CSP) and will begin earning pension benefit entitlements under the CSP. The pension benefits for all future service of the former WCFSP members will accrue under the CSP.
13.	LONG TERM DISABILITY INCOME PLAN

The Government guarantees payments of long term disability benefits for all employees covered by the Long Term Disability Income Plan that was established on April 1, 1984. An actuarial valuation report was completed for the Long Term Disability Plan as of September 1, 2003 with projections to March 31, 2004 and March 31, 2005 which determine the Government’s liability. The report provides a formula to update the liability on an annual basis. The Government’s actuarially determined liability for accounting purposes as at March 31, 2005 was $28 million (2004 — $27 million).

14.	SEVERANCE PAY OBLIGATIONS

The amount of severance pay obligations is based on actuarial calculations. The periodic actuarial valuations of these liabilities may determine that adjustments are needed to the actuarial calculations when actual experience is different from that expected and/or because of changes in actuarial assumptions used. The resulting actuarial gains or losses are amortized over the expected average remaining service life of the related employee group. An actuarial report was completed for the severance pay liability as of March 31, 2005. The report provides a formula to update the liability on an annual basis. The Government’s actuarially determined net liability for accounting purposes as at March 31, 2005 was $243 million (2004 — $239 million).

15.	AMOUNTS HELD IN TRUST

The Government held certain fiduciary trusts for investment or administration at March 31, 2005, totalling $355 million (2004 — $399 million). Such deposits are pooled with other available funds of the Government for investment purposes and are accorded a market rate of interest.

The Government also provides a safekeeping service for various departments, agencies, boards and commissions. In this capacity, it held custodial trust funds in the form of bonds and other securities at March 31, 2005 totalling $113 million (2004 — $125 million).

The Civil Service Superannuation Fund, University of Manitoba Pension Plans and Brandon University Retirement Plan have been established by legislation to administer various pension and insurance trust funds to which the Government reporting entity contributes but over which the Government reporting entity has no power of appropriation. The total assets as at December 31st are as follows:

	($ millions)
	2004	2003
Civil Service Superannuation Fund	3,096	2,758
University of Manitoba Pension Plans	891	846
Brandon University Retirement Plan	84	77

	4,071	3,681

SUMMARY FINANCIAL STATEMENTS
16.	DEBT SERVICING

Debt servicing costs of $767 million (2004 — $799 million) is net of interest recoveries from government business enterprises of $436 million (2004 — $461 million) and includes $97 million (2004 — $102 million) representing interest expense of crown organizations (Schedule 11). Government business enterprises debt servicing costs of $514 million (2004 — $497 million) are reported on Schedule 3.

17.	WATER POWER RENTALS

Water power rental revenue from the Manitoba Hydro-Electric Board (Hydro), in the amount of $105 million (2004 — $65 million), is included in the Summary Statement of Revenue and Expense under the Manitoba Collections category. These rentals are paid for the use of water resources in the operation of Hydro’s hydroelectric generating stations. Water rental rates during the year were $3.34 per megawatt hour (MW.h) (2004 — $3.34 per MW.h).

18.	GUARANTEE FEES

Hydro remits guarantee fees to the Government based on the Hydro debt that the Province guarantees on their behalf. The guarantee fees paid by Hydro for the year ended March 31, 2005 were $70 million (2004 — $70 million).

19.	REVENUE FROM GOVERNMENT BUSINESS ENTERPRISES

Under the Workplace Safety and Health Act of Manitoba, The Workers’ Compensation Board supports the administrative expenses incurred by the Department of Labour and Immigration for The Workplace Safety and Health program and the Worker Advisor Office. The amount for the year ended March 31, 2005 was $6 million (2004 — $6 million).

The Manitoba Lotteries Corporation provided $2 million in funding for the year ended March 31, 2005 (2004 — $2 million) to the Addictions Foundation of Manitoba for problem gambling services programming. Hydro paid Corporation Capital Tax of $34 million for the year ended March 31, 2005 (2004 — $33 million).

20.	PURCHASE OF WINNIPEG HYDRO

The Purchase of Winnipeg Hydro Act received Royal Assent on August 9, 2002. In the 2003 fiscal year, the Manitoba Hydro-Electric Board entered into an agreement with the City of Winnipeg to purchase all of the net assets of Winnipeg Hydro. The consideration principally consisted of annual payments to the City of Winnipeg of $25 million per annum in years 2002 to 2006, $20 million per annum in years 2007 to 2010, and $16 million per annum in year 2011 and each year thereafter. Winnipeg Hydro was an electric utility with 94,000 customers and annual revenues of $125 million.

21.	THE PROVINCIAL-MUNICIPAL TAX SHARING ACT

The municipal share of individual and corporation income taxes, which is collected through the Government of Canada and remitted by the Province of Manitoba to municipalities in accordance with The Provincial-Municipal Tax Sharing Act, is not recorded as revenue or expense. It is reflected as a reduction in individual and corporation income tax revenues. This amounted to $86 million for the year ended March 31, 2005 (2004 — $80 million). The Province has accrued a liability of $21 million (2004 — $21 million) for the municipal share of individual and corporate income taxes for the first quarter of 2005.

SUMMARY FINANCIAL STATEMENTS
22.	AMOUNTS DUE TO THE FEDERAL GOVERNMENT

The March 31, 2003 financial statements disclosed that the net impact of the federal settlement related to the Federal Accounting Error for the period of 1997 to 1999 was a $91 million loan payable owing to the Federal Government over a ten-year period commencing in 2004/05. As at March 31, 2005, this loan payable has been reduced to $80 million by offsetting an adjustment to unapplied taxes and the payment of the first instalment of $9 million.

To offset negative adjustments to the 2004 Equalization payments, the Federal Government provided to the Province a net loan payable of $38 million. Repayment of this loan payable is scheduled to begin in April, 2005 and continue over a five year period. Similarly, to offset negative adjustments to the 2004 Canada Health and Social Transfer (CHST) entitlements, the Federal Government provided to the Province a net loan payable of $9 million. Repayment of this loan payable is scheduled to begin in April, 2005 and continue over a five year period.

Through the Manitoba Opportunities Fund Ltd., the Province holds and invests deposits made through the Federal Department of Citizenship and Immigration Canada’s (CIC) Immigrant Investor Program. The Federal Immigrant Investor Program seeks to attract experienced persons and capital to Canada. Investors must demonstrate business experience and make an investment into the program. The funds are distributed among participating Provinces. These funds are returned to the investor after a period of 5 years. As at March 31, 2005 the Province has loans payable of $39 million (2004 — $1 million) to be repaid to the Federal Government five years after receipt.

23.	FOREIGN EXCHANGE RISK

The Province of Manitoba recognizes that currency risks can be inherent to normal business operations. The Province’s general philosophy is to minimize any foreign currency risks associated with capital market activities. The Province uses derivative financial instruments such as swaps and forward foreign exchange contracts as well as US dollar sinking funds to hedge these risks. Derivatives must be related to specific underlying liability or investment requirements and are not used for activities such as trading, speculation, leveraging or any other activities that are not related to the Province’s normal business activities. The current portfolio of foreign debt is fully hedged through the use of derivatives and US dollar sinking funds, except for the impact of the unamortized foreign exchange fluctuation account of $84 million (2004 — $89 million). In accordance with the Province’s accounting policies reflected in Notes 1(D)4 and (D)6, the balance of the unamortized foreign exchange fluctuation account will be charged to debt servicing expense over the remaining term of the related debt. The Canadian dollar equivalent of the aggregate amount, by major currency, estimated to be required in each of the next five years and thereafter to meet sinking fund or retirement provisions for the foreign denominated debt is disclosed in Schedule 6.

In accordance with the Manitoba Hydro-Electric Board’s (Hydro) Exposure Management Program, revenues used as hedges are firm US dollar export revenues which are translated at the historical book value exchange rates of the respective US dollar denominated debt obligations to which the firm revenues are linked and for which they, together, form an effective hedge. For purposes of bridging the timing of US dollar denominated debt maturities and the US dollar revenue streams used to hedge those debt maturities, Hydro utilizes US dollar sinking funds.

24.	CANADIAN BLOOD SERVICES

Most provinces including Manitoba are members of, and provide funding to, Canadian Blood Services, which operates the Canadian blood system. Their March 31, 2004 audited financial statements indicate that a wholly owned subsidiary, CBS Insurance Company Limited, provides for the contingent liabilities for risks related to operation of the blood system. The actuarially determined provision for future insurance claims, reported and unreported, related to insured events that occurred prior to March 31, 2004 is $163 million (2003 - $135 million). The related assets as at March 31, 2004 total $187 million (2003 — $171 million). The subsidiary also had a re-insurance contract for additional coverage of $750 million.

SUMMARY FINANCIAL STATEMENTS
Based upon the above, as at March 31, 2004, the Province of Manitoba’s share of the provision for future claims is offset with designated assets which at that point exceed the provision. In addition, there is re-insurance to cover an additional $750 million in claims of insured events occurring on or before March 31, 2004. March 31, 2005 figures are not available for comparison.
25.	DRIVER LICENCING OPERATIONS

Effective October 4, 2004, the Province of Manitoba transferred management and administration of driver licencing to the Manitoba Public Insurance Corporation (MPIC), including all aspects pertaining to driver safety, vehicle registration and driver licencing including all related financial, administrative and data processing services.

The Province of Manitoba has agreed to provide funding to MPIC in the amount of $21 million annually, into perpetuity, to defray the cost borne by MPIC as a result of the transfer. For the six month period ended March 31, 2005 these fees totalled $10 million.

MPIC, on behalf of the Province of Manitoba, collects and transfers motor vehicle registration fees to the Province. For the fiscal year ended March 31, 2005, these fees totalled $90 million (2004 — $76 million). Effective October 4, 2004, MPIC is also responsible for collecting and transferring driver licencing fees to the Province of Manitoba. For the six month period ended March 31, 2005 these fees totalled $9 million.

26.	SUBSEQUENT EVENT

On June 16, 2005, The Manitoba Agricultural Services Corporation Act (Bill 30) was passed in the Manitoba Legislature. This legislation created the Manitoba Agricultural Services Corporation through the amalgamation of the Manitoba Crop Insurance Corporation and the Manitoba Agricultural Credit Corporation.

27.	COMPARATIVE FIGURES

Certain of the 2004 financial statement figures have been reclassified to be consistent with the 2005 presentation.

SUMMARY FINANCIAL STATEMENTS
SCHEDULE 1
SUMMARY STATEMENT OF AMOUNTS RECEIVABLE
As at March 31, 2005

	($ millions)
	2005	2004
TAXATION REVENUE:
Corporation capital tax	10	1
Corporation income tax	58	54
Gasoline tax	13	14
Health and education levy	27	24
Individual income tax	121	114
Insurance corporation tax	14	13
Motive fuel tax	8	7
Retail sales tax	119	109
Revenue Act, 1964, part 1	8	7
Tobacco tax	19	17

	397	360

GOVERNMENT OF CANADA AND OTHER GOVERNMENTS:
Canada health and social transfer	3	1
Municipal corporations	46	57
Provincial and territories	24	16
Shared cost programs/agreements	127	129
Other	20	8

	220	211

INTEREST:
Province of Manitoba sinking fund	26	43
Other investments	6	11

	32	54

OTHER:
Health and social services	106	75
Liquor Control Commission	20	10
Manitoba Hydro-Electric Board	10	9
Manitoba Lotteries Corporation	3	4
Morris MacDonald School Division	1	1
Sundry departmental revenue	59	57
Other	150	90

	349	246

	998	871
Less: Allowances	102	106

	896	765

SUMMARY FINANCIAL STATEMENTS
SCHEDULE 2
SUMMARY STATEMENT OF LOANS AND ADVANCES
As at March 31, 2005

	($ millions)
	2005	2004
GOVERNMENT BUSINESS ENTERPRISES:
Liquor Control Commission	5	5
Manitoba Hydro-Electric Board	6,548	6,493
Manitoba Lotteries Corporation	246	173

	6,799	6,671

OTHER:
Loans and Mortgages — Note 1	656	670
Hudson Bay Mining and Smelting Co. Ltd — Note 2	17	20
Manitoba Potash Corporation — Note 3	4	3
Manitoba student loans — Note 4	22	19
Regional family services agencies — Note 5	9	8
Rural economic development initiatives program — Note 6	3	3
Treaty Indian fuel tax	—	1
Other	1	3

	712	727
Less: Valuation allowance	91	91

	621	636

	7,420	7,307
Less: Sinking funds provided for repayment of applicable debt	579	728

	6,841	6,579
Less: Debt incurred for and repayable by the Manitoba-Hydro Electric Board and Manitoba Lotteries Corporation	6,215	5,937

NET LOANS AND ADVANCES	626	642

The government business enterprises loans and advances portfolio is due in varying annual amounts to the year 2042, bearing interest rates from nil to 13.375%
Note 1

Agricultural direct lending and special assistance program mortgages, due in varying annual amounts to the year 2032, bearing interest rates ranging from 2.25% to 14.5%.	358	360
Housing direct lending and special assistance program mortgages, due in varying annual amounts to the year 2024, bearing interest rates ranging from 0.0% to 13.5%.	167	172
Business development assistance loans, due in varying annual amounts to the year 2013, bearing interest rates ranging from nil to 9.875%.	106	111
Northern business development and fishing industry assistance loans, due in varying annual amounts to the year 2009, bearing interest rates ranging from 3.5% to 6.75%.	25	27

	656	670

Note 2 — environmental improvement loan, due in varying amounts to the year 2008, bearing no interest and guaranteed with an irrevocable letter of credit.
Note 3 — advances, repayable on the Corporation generating revenue or the sale of the Province’s interest, bearing interest at prime less 3/4%.
Note 4 — student loans, payment and interest free until 6 to 12 months past the completion of studies, due 114 to 174 months after that time, carrying interest at prime plus 2.5%.
Note 5 — advances to provide family services agencies with interim funding to meet daily operating expenses related to providing services, to be repaid when no longer required, bearing no interest.
Note 6 — Community Works Program loans, repayable at the end of the 5 to 10 year term, bearing no interest.

SUMMARY FINANCIAL STATEMENTS
SCHEDULE 3
GOVERNMENT BUSINESS ENTERPRISES
SCHEDULE OF SUMMARY OPERATING RESULTS AND FINANCIAL POSITION
For the Year Ended March 31, 2005
($ millions)

				RESOURCE	TOTAL	TOTAL
	UTILITY	INSURANCE	FINANCE	DEVELOPMENT	2005	2004
RESULTS OF OPERATIONS
Revenues from operations	2,017	1,106	1,131	—	4,254	3,830

Expenses: From operations	1,379	981	662	2	3,024	3,344
Debt servicing	502	—	12	—	514	497

Total expenses	1,881	981	674	2	3,538	3,841

Net income	136	125	457	(2)	716	(11)
Transfers to the government	—	—	(458)	—	(458)	(409)

Net increase (decrease) in equity in government business enterprises	136	125	(1)	(2)	258	(420)

FINANCIAL POSITION
Assets:
Cash and temporary investments	9	61	39	1	110	130
Amounts receivable	405	254	22	—	681	614
Portfolio investments — Due from Government	10	503	45 *	—	558	413
— Due from others	—	1,863	—	—	1,863	1,670
Capital assets	7,480	43	243	—	7,766	7,484
Pension assets	615	—	—	—	615	556
Other assets	532	100	34	—	666	894

Total assets	9,051	2,824	383	1	12,259	11,761

Liabilities:
Accounts payable, accrued liabilities and deferred revenue	980	467	80	—	1,527	1,502
Long-term debt: Owing to the Province	5,994	—	251	1	6,246	5,987
Owing to others	648	—	—	—	648	868
Provision for future benefits: Pension obligations	559	99	45	—	703	640
Future cost of existing claims	—	1,900	—	—	1,900	1,815

Total liabilities	8,181	2,466	376	1	11,024	10,812

Equity in government business enterprises	870	358	7	—	1,235	949

*	Represent pension assets invested with the Province
For government business enterprises whose fiscal year is prior to March 31, the amounts reflected are as at their fiscal year end.

SUMMARY FINANCIAL STATEMENTS
SCHEDULE 4
SUMMARY STATEMENT OF LONG-TERM INVESTMENTS

As at March 31, 2005

	($ millions)
	2005	2004
OTHER INVESTMENTS, AT COST

Common shares -
Manitoba Potash Corporation - 490,000 shares	5	5
Preferred shares -
3863620 Canada Limited - 11,000,000 shares	11	11
Special shares -
Crocus Investment Fund - 2,000,000 shares	2	2
Debentures -
Municipalities	2	2
Profit sharing agreement -
Hudson Bay Mining and Smelting re: Ruttan Mine	11	11
Other -
Limited partnership investments	14	9

	45	40

Less: Valuation allowance	41	33

	4	7

SUMMARY FINANCIAL STATEMENTS
SCHEDULE 5
SUMMARY STATEMENT OF TANGIBLE CAPITAL ASSETS
For the Year Ended March 31, 2005
($ millions)

		General Capital Assets					Infrastructure			Totals
		Buildings		Computer				Dams and
		and	Vehicles	Hardware	Assets	Land and		Water	Assets
		Leasehold	and	and	Under	Land		Management	Under
	Land	Improvements	Equipment	Software	Construction	Improvements	Transportation	Structures	Construction	2005	2004
Cost
Opening cost, as previously reported	56	2,130	927	405	182	—	—	—	—	3,700	3,430
Related to infrastructure	—	—	—	—	—	208	1,767	78	16	2,069	1,987
Related to Non- Devolved Health Care Facilities	15	643	346	5	14	11	—	—	—	1,034	994

Opening cost restated (*)	71	2,773	1,273	410	196	219	1,767	78	16	6,803	6,411
Add:
Additions during the year	1	98	112	29	96	5	74	—	12	427	440
Assets acquired in prior years	—	—	—	—	—	—	—	—	—	—	6
Less:
Disposals and write downs	(1)	(7)	(45)	(43)	(9)	—	—	—	—	(105)	(54)
Settlements and reclassifications	—	(4)	—	5	(10)	(2)	—	3	(1)	(9)	—

Closing Cost	71	2,860	1,340	401	273	222	1,841	81	27	7,116	6,803

Accumulated Amortization
Opening, as previously reported	—	934	619	202	—	—	—	—	—	1,755	1,659
Related to Infrastructure	—	—	—	—	—	26	809	48	—	883	816
Related to Non- Devolved Health Care Facilities	—	210	261	4	—	6	—	—	—	481	448

Opening, accumulated amortization restated (*)	—	1,144	880	206	—	32	809	48	—	3,119	2,923
Add:
Amortization	—	69	80	32	—	2	65	2	—	250	243
Assets acquired in prior years	—	—	—	—	—	—	—	—	—	—	3
Less:
Accumulated amortization on disposals and write downs	—	(16)	(44)	(41)	—	—	—	—	—	(101)	(50)

Closing accumulated amortization	—	1,197	916	197	—	34	874	50	—	3,268	3,119

Net Book Value of Tangible Capital Assets	71	1,663	424	204	273	188	967	31	27	3,848	3,684

*	Effective April 1, 2004, the Government included the capitalization of infrastructure as part of the tangible capital assets.
During the year the Province capitalized $0.5 million of interest relating to assets under construction. (2004 — $0.5 million)

SUMMARY FINANCIAL STATEMENTS
SCHEDULE 6
SUMMARY STATEMENT OF BORROWINGS
As at March 31, 2005
($ millions)

Fiscal			Canada		Promissory Notes
Year			Pension	Loans and	and
of	Bonds and Debentures		Plan	Mortgages	Treasury Bills	Totals
Maturity	Cdn	US	Cdn	Cdn	Cdn	2005	2004
2005	—	—	—	—	—	—	1,799
2006	1,477	244	126	—	325	2,172	1,871
2007	1,188	605	150	—	—	1,943	1,962
2008	1,526	—	90	—	—	1,616	1,383
2009	1,892	298	106	—	—	2,296	2,445
2010	824	480	115	—	—	1,419	1,093

2005-2010	6,907	1,627	587	—	325	9,446	10,553

2011-2015 Operating Fund	2,743	466	281	—	—	3,490	3,012
2016-2025 Operating Fund	3,177	847	15	207	—	4,246	3,834
2026-2044 Operating Fund	2,341	—	—	—	—	2,341	1,916
2006-2015 Government of Canada	—	—	—	166	—	166	136
2006-2018 Government Business Enterprises	—	—	—	361	—	361	316
2005-2043 Crown Organizations	—	—	—	220	—	220	259

2011-2043	8,261	1,313	296	954	—	10,824	9,473

Total borrowings	15,168	2,940	883	954	325	20,270	20,026

Reduced by:
Unamortized debt issue costs	(17)	(5)	—	—	—	(22)	(22)
Province of Manitoba debt issues held as investments in sinking funds and cash and cash equivalents	(1,860)	—	—	—	—	(1,860)	(1,798)

	13,291	2,935	883	954	325	18,388	18,206

	March 31/05	March 31/04
	Cdn $ Valuation	Cdn $ Valuation
	(See Notes)	(See Notes)
Borrowings payable in:
Canadian dollars	14,383	13,629
Foreign issues hedged to Canadian dollars	2,947	3,211
U.S. dollars	2,056	2,228
Foreign issues hedged to U.S. dollars	884	958

Total borrowings	20,270	20,026

Note 1:	The hedges are derivative contracts which include swaps and forward foreign exchange contracts.

Note 2:	The Canadian dollar valuation is calculated using the foreign currency exchange rates in effect at each March 31 adjusted for any forward foreign exchange contracts entered into for settlement after year-end.

Note 3:	Interest rates on these borrowings fall into one of three categories:

	i)	Fixed with rates ranging from 2.96% to 14.06%.

	ii)	Floating Canadian — Bankers Acceptance (BA) setting, established quarterly or monthly, with the lowest rate currently set at 1.93% and the highest set at 2.29% as at March 31, 2005.

	iii)	Floating U.S. — U.S. Dollar LIBOR (London Interbank Offering Rate) setting, established quarterly, with the lowest rate currently set at 1.21% and the highest set at 1.43% as at March 31, 2005.

SUMMARY FINANCIAL STATEMENTS
SCHEDULE 7
SUMMARY STATEMENT OF ACCOUNTS PAYABLE,
ACCRUED CHARGES, PROVISIONS AND DEFERRALS

As at March 31, 2005

	($ millions)
	2005	2004
Accounts payable	806	694

Accrued charges:
Interest accrued on borrowings and trust funds	232	246

Other accrued liabilities:
Canadian Agricultural Income Stabilization	66	52
Canadian Farm Income Program	—	7
Compensation for Victims of Crime	18	18
Disaster assistance	1	3
Flood claims	15	15
Hepatitis C assistance	6	7
Land acquisition claims	2	2
Long Term Disability Income Plan	28	27
Manfor Ltd. divestiture	1	2
Net Income Stabilization Account Program (NISA)	1	2
Ruttan Mines clean-up	5	5
Salaries and benefits	580	559
Tripartite Land Assembly Program	3	3
Workers compensation claims	7	6
Other	22	6

	755	714

Provision for future losses on guarantees	18	20

Deferred Revenue
Deferred Contributions Related to Future Expense	57	45
Government of Canada — Advances re: Shared Cost Programs Not Yet Claimed	113	121
Research and Special Funds	80	100
Tuition and Education Fees	13	12
Vehicle Registration	42	34
Other	26	34

	331	346

	2,142	2,020

SUMMARY FINANCIAL STATEMENTS
SCHEDULE 8
FUNDS, ORGANIZATIONS AND BUSINESS ENTERPRISES
COMPRISING THE GOVERNMENT REPORTING ENTITY

CONSOLIDATED FUND:
OPERATING FUND AND SPECIAL FUNDS:
Abandonment Reserve Fund
Debt Retirement Fund
Farm Machinery and Equipment Act Fund
Fiscal Stabilization Fund
Land Titles Assurance Fund
Manitoba Law Reform Commission
Mining Community Reserve
Mining Rehabilitation Reserve
Pension Assets Fund
Quarry Rehabilitation Reserve
Veterinary Science Scholarship Fund
Victims Assistance Fund
CROWN ORGANIZATIONS:
Addictions Foundation of Manitoba
Assiniboine Community College
Board of Administration under the Embalmers and Funeral Directors Act
Brandon University
CancerCare Manitoba
Centre culturel franco-manitobain
Child and Family Services of Central Manitoba
Child and Family Services of Western Manitoba
Communities Economic Development Fund
Cooperative Loans and Loans Guarantee Board
Cooperative Promotion Board
Council on Post-Secondary Education
Crown Corporations Council
Diagnostic Services of Manitoba Inc.
Economic Innovation and Technology Council
General Child and Family Services Authority
Helen Betty Osborne Foundation
Horse Racing Commission
Insurance Council of Manitoba
Legal Aid Services Society of Manitoba
Manitoba Adolescent Treatment Centre Inc.

SUMMARY FINANCIAL STATEMENTS
SCHEDULE 8
(cont’d)
Manitoba Agricultural Credit Corporation
Manitoba Arts Council
Manitoba Boxing Commission
Manitoba Centennial Centre Corporation
Manitoba Community Services Council Inc.
Manitoba Crop Insurance Corporation
Manitoba Development Corporation
Manitoba Film and Sound Recording Development Corporation
Manitoba Floodway Authority (formerly Manitoba Floodway Expansion Authority Inc.)
Manitoba Gaming Control Commission
Manitoba Habitat Heritage Corporation
Manitoba Health Research Council
Manitoba Health Services Insurance Plan
Manitoba Hospital Capital Financing Authority
Manitoba Housing and Renewal Corporation
Manitoba Opportunities Fund Ltd.
Manitoba Trade and Investment Corporation
Manitoba Water Services Board
Public Schools Finance Board
Red River College
Regional Health Authorities (Devolved and Non-Devolved Facilities)
Assiniboine Regional Health Authority Inc.
Brandon Regional Health Authority Inc.
Burntwood Regional Health Authority Inc.
Churchill RHA Inc.
Interlake Regional Health Authority
NOR-MAN Regional Health Authority Inc.
North Eastman Health Association Inc.
Parkland Regional Health Authority Inc.
Regional Health Authority — Central Manitoba Inc.
South Eastman Health/Santé Sud-Est Inc.
Winnipeg Regional Health Authority
Rehabilitation Centre for Children Inc.
Special Operating Agencies Financing Authority
Civil Legal Services
Companies Office
Fleet Vehicles Agency
Food Development Centre
Industrial Technology Centre
Land Management Services

SUMMARY FINANCIAL STATEMENTS
SCHEDULE 8
(cont’d)
Mail Management Agency
Manitoba Education, Research and Learning
    Information Networks (Merlin)
Manitoba Securities Commission
Manitoba Text Book Bureau
Materials Distribution Agency
Office of the Fire Commissioner
Organization and Staff Development
Pineland Forest Nursery
The Property Registry
The Public Trustee
Vital Statistics Agency
University College of The North
University of Manitoba
Venture Manitoba Tours Ltd.
GOVERNMENT BUSINESS ENTERPRISES: (Schedule 3) (Note 5)
Utility:
Manitoba Hydro-Electric Board
Insurance:
Manitoba Public Insurance Corporation
Workers Compensation Board
Finance:
Manitoba Liquor Control Commission
Manitoba Lotteries Corporation
Manitoba Product Stewardship Corporation
Resource Development:
Leaf Rapids Town Properties Ltd.
Manitoba Hazardous Waste Management Corporation

SUMMARY FINANCIAL STATEMENTS
SCHEDULE 9
RECONCILIATION OF OPERATING FUND BUDGETARY BALANCE
TO SUMMARY NET INCOME
As at March 31, 2005

		($ millions)
		2004-05	2003-04
		Operations	Summary
	2004-05	per Entity	Net Income
	Summary	Financial	(loss)
	Budget	Statements	as restated
OPERATING FUND AND SPECIAL FUNDS
Operating Fund and Special Funds	120	544	(68)

CROWN ORGANIZATIONS
CancerCare Manitoba	—	2	(1)
Brandon University	—	1	(1)
Diagnostic Services of Manitoba Inc.	—	(1)	—
Manitoba Agricultural Credit Corporation	—	(2)	(10)
Manitoba Arts Council	—	—	—
Manitoba Crop Insurance Corporation	(29)	(83)	50
Manitoba Gaming Control Commission		(1)	—
Manitoba Housing and Renewal Corporation	—	2	1
Manitoba Water Services Board	—	(1)	—
Public Schools Finance Board	—	6	4
Red River College	—	3	2
Regional Health Authorities and non-devolved	—	(13)	(11)
Special Operating Agencies Financing Authority	(6)	(1)	16
University College of the North	—	(1)	1
University of Manitoba	12	73	54
Venture Manitoba Tours Ltd.	(2)	(1)	—

TOTAL CROWN ORGANIZATIONS	(25)	(17)	105

Adjustments on Consolidation	—	4	(14)

TOTAL OPERATING FUND AND SPECIAL FUNDS AND CROWN ORGANIZATIONS	95	531	23

GOVERNMENT BUSINESS ENTERPRISES
Leaf Rapids Town Properties Ltd.	—	(1)	(1)
Manitoba Hazardous Waste Management Corporation	—	(1)	—
Manitoba Hydro — Electric Board	37	136	(436)
Manitoba Liquor Control Commission	187	185	174
Manitoba Lotteries Corporation	232	273	235
Manitoba Product Stewardship Corporation	(1)	(1)	(1)
Manitoba Public Insurance Corporation	12	79	37
Workers Compensation Board	4	46	(19)

	471	716	(11)
Less: Adjustments on Consolidation	(419)	(458)	(409)

TOTAL GOVERNMENT BUSINESS ENTERPRISES (Schedule 3)	52	258	(420)

PENSION LIABILITY INCREASE	(206)	(190)	(182)

TOTAL SUMMARY NET INCOME (LOSS)	(59)	599	(579)

SUMMARY FINANCIAL STATEMENTS
SCHEDULE 10
RECONCILIATION OF OPERATING FUND ACCUMULATED DEFICIT
TO SUMMARY ACCUMULATED DEFICIT
As at March 31, 2005

	($ millions)
	Accumulated	2004-05	Adjustments to	Accumulated
	Surplus	Summary	Accumulated	Surplus
	(Deficit)	Net Income	Surplus	(Deficit)
	March 31, 2004	(loss)	(Deficit)	March 31, 2005
OPERATING FUND AND SPECIAL FUNDS
Operating Fund and Special Funds	(7,349)	544	746	(6,059)
CROWN ORGANIZATIONS
Addictions Foundation of Manitoba	4	—	—	4
Assiniboine Community College	8	—	—	8
Brandon University	7	1	—	8
CancerCare Manitoba	9	2	—	11
Child and Family Services of Western Manitoba	1	—	—	1
Diagnostic Services of Manitoba Inc.	—	(1)	—	(1)
Manitoba Adolescent Treatment Centre	1	—	—	1
Manitoba Agricultural Credit Corporation	(37)	(2)	—	(39)
Manitoba Crop Insurance Corporation	340	(83)	—	257
Manitoba Development Corporation	3	—	—	3
Manitoba Gaming Control Commission	2	(1)	—	1
Manitoba Habitat Heritage Corporation	4	—	—	4
Manitoba Health Services Insurance Plan	1	—	—	1
Manitoba Housing and Renewal Corporation	(247)	2		(245)
Manitoba Water Services Board	(1)	(1)	—	(2)
Public Schools Finance Board	(6)	6	—	—
Red River College	10	3	—	13
Regional Health Authorities and non-devolved	125	(13)	—	112
Special Operating Agencies Financing Authority	56	(1)	—	55
University College of the North	5	(1)		4
University of Manitoba	688	73	—	761
Venture Manitoba Tours	(8)	(1)	—	(9)

	(6,384)	527	746	(5,111)
Adjustments on Consolidation	244	4	682	930

	(6,140)	531	1,428	(4,181)

GOVERNMENT BUSINESS ENTERPRISES
Leaf Rapids Town Properties Ltd.	1	(1)	—	—
Manitoba Hazardous Waste Management Corporation	1	(1)	—	—
Manitoba Hydro — Electric Board	734	136	—	870
Manitoba Liquor Control Commission	—	185	(185)	—
Manitoba Lotteries Corporation	5	273	(273)	5
Manitoba Product Stewardship Corporation	4	(1)	—	3
Manitoba Public Insurance Corporation	148	79	—	227
Workers Compensation Board	56	46	28	130

	949	716	(430)	1,235
Adjustments on Consolidation	—	(458)	458	—

	949	258	28	1,235

PENSION LIABILITY	(3,571)	(190)	—	(3,761)

TOTAL SUMMARY BALANCES	(8,762)	599	1,456	(6,707)

Note — Differences may result from rounding.

SUMMARY FINANCIAL STATEMENTS
SCHEDULE 11
SUMMARY STATEMENT OF EXPENSE BY TYPE
For the Year Ended March 31, 2005

	($ millions)
	2005	2004
Personnel Services	3,453	3,294
Grants/Transfer Payments	2,502	2,497
Transportation	95	105
Communications	54	66
Supplies and Services	877	858
Social Assistance Related	680	647
Other Operating	723	547
Debt Servicing — Provincial Departments (Note 16)	670	697
— Crown Organizations (Note 16)	97	102
Minor Capital	40	14
Amortization of Tangible Capital Assets (Schedule 5)	250	243

	9,441	9,070